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                              AMENDMENT NO. 1
                                    TO
                       AGREEMENT AND PLAN OF MERGER


    THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER dated as of September 17, 2001, is among DOMINION RESOURCES, INC., a Virginia corporation ("Parent"), CONSOLIDATED NATURAL GAS COMPANY, a Delaware corporation and a direct and wholly owned subsidiary of Parent ("Sub"), and LOUIS DREYFUS NATURAL GAS CORP., an Oklahoma corporation (the "Company").

    Parent, Sub and the Company have entered into the Agreement and Plan of Merger dated as of September 9, 2001 (the "Original Agreement") which provides for the merger of the Company with and into Sub. Section 1.1 of the Original Agreement provides that Parent may, at its election, substitute for Sub any direct wholly owned subsidiary of Parent as a constituent corporation to the Merger. Parent has determined to form a new corporation ("Newco") as a direct wholly owned subsidiary of Parent and that Newco rather than Sub shall be the corporation with and into which the Company shall merge. In order to accomplish the intended purpose of the transaction that the Company be acquired by Sub, promptly following the Effective Time of the Merger, Parent will contribute to Sub all of the outstanding capital stock of the Surviving Corporation. Accordingly, the parties have entered into this Amendment. The Original Agreement and this Amendment are referred to collectively as the "Agreement." Capitalized terms used, but not defined, herein have the meaning given to such terms in the Original Agreement.

    NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

    1. Article I of the Agreement is hereby deleted and replaced in its entirety by the following:

                              ARTICLE I
                          THE ACQUISITION

         SECTION 1.1    FORMATION OF NEWCO; THE MERGER;
    CONTRIBUTION TO SUB.  Prior to the Effective Time,
    Parent shall form a new corporation ("Newco") under the Delaware General Corporation Law ("DGCL"). Newco shall be a direct wholly owned subsidiary of Parent and shall be formed solely for the purpose of engaging in the transactions contemplated hereby, and will engage in no other business activities, will not have any material liabilities and will conduct its operations only as contemplated under this Agreement.
    Parent shall take all necessary action to cause the Agreement, as amended, to be duly authorized, executed, delivered and performed by Newco. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Newco in accordance with this Agreement, and the separate corporate existence of the Company shall thereupon cease. Newco (sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation in the Merger and shall be a wholly owned subsidiary of Parent. The

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    Merger shall have the effects specified in the DGCL
    and the Oklahoma General Corporation Act (the "OGCA").
    Promptly following the Effective Time Parent shall contribute to Sub all of the outstanding capital stock of the Surviving Corporation and the Surviving
    Corporation shall become a wholly owned subsidiary of Sub. At the election of Parent, any direct wholly owned subsidiary of Parent may be substituted for Newco as a constituent corporation in the Merger.
    In such event, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

         SECTION 1.2    THE CLOSING.  Subject to the
    terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place
    (i) at the offices of McGuireWoods LLP, One James
    Center, Richmond, Virginia, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII
    (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be fulfilled or waived in accordance herewith or
    (ii) at such other time, date or place as Parent and the Company may agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         SECTION 1.3    EFFECTIVE TIME.  If all the
    conditions to the Merger set forth in Article VII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VIII, on the Closing Date, certificates of merger (the
    "Certificates of Merger") meeting the requirements of Section 251 of the DGCL and Section 1082 of the OGCA shall be properly executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Oklahoma, respectively. The Merger shall become effective upon the filing of the Certificates of Merger with the Secretaries of State of the State of Delaware and Oklahoma in accordance with the DGCL and the OGCA, or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective
    Time").

         SECTION 1.4    CERTIFICATE OF INCORPORATION.
    The certificate of incorporation of Newco in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving
    Corporation, until duly amended in accordance with applicable law.

         SECTION 1.5    BYLAWS.  The bylaws of Newco in

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    effect immediately prior to the Effective Time shall
    be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         SECTION 1.6    BOARD OF DIRECTORS AND OFFICERS.
    The board of directors of the Surviving Corporation shall consist of the board of directors of Newco, as it existed immediately prior to the Effective Time.
    The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving
    Corporation.

    2. Section 2.1 of the Agreement is hereby deleted and replaced in its entirety by the following:

         SECTION 2.1    EFFECT ON CAPITAL STOCK.  At the
    Effective Time, the Merger shall have the following effects on the capital stock of the Company and Newco, without any action on the part of the holder of any capital stock of the Company or Newco:

                (a)     Conversion of the Company Shares.
    Subject to the provisions of this Section 2.1 and
    Section 2.3, each share of common stock, $0.01 par value, of the Company (each a "Company Share" and collectively the "Company Shares") issued and outstanding immediately prior to the Effective Time
    (but not including any Dissenting Shares (as defined below) and any Company Shares that are owned by (i) Parent, Newco or any other direct or indirect
    Subsidiary of Parent or (ii) by the Company (the
    "Excluded Company Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive
    (i) $20.00 in cash (the "Cash Consideration"),
    (ii) 0.3226 (the "Exchange Ratio") of a Parent Common
    Share (the "Share Consideration" and, together with the Cash Consideration, the "Merger Consideration") and
    (iii), in the event the Effective Time does not occur on or before the record date for the regular quarterly dividend on Parent Common Shares payable in December
    2001 (the "December 2001 Dividend") and/or March 2002
    (the "March 2002 Dividend"), as the case may be, and such failure was not the result of a failure by the Company to perform or observe in any material respect any of its obligations under this Agreement, an amount in cash equal to the December 2001 Dividend and/or the March 2002 Dividend, as the case may be, payable in respect of a Parent Common Share multiplied by the Exchange Ratio (which sum shall be part of the Cash
    Consideration). "Parent Common Share" shall mean the common shares, no par value, of Parent.

                (b)     Cancellation of Excluded Company
    Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall

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    be canceled and retired without payment of any
    consideration therefor and shall cease to exist.

                (c)     Newco.  At the Effective Time,
    each share of common stock, no par value, of Newco issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of common stock of the Surviving Corporation, and the Surviving Corporation shall continue as a wholly owned subsidiary of Parent.

    3. The term "Newco" is substituted for the term "Sub" in each place where such term appears in Sections 7.2(b) and 7.3(b).

    4. Section 8.4 of the Agreement is hereby deleted and replaced in its entirety by the following:

            SECTION 8.4.   TERMINATION BY PARENT.  This
    Agreement may be terminated at any time prior to the Effective Time, by action of the board of directors of Parent after consultation with its legal advisors, if:

                 (i)       the board of directors of the
            Company shall have withdrawn, modified or changed, in a manner adverse to Parent, the board's approval or recommendation of the Merger or recommended approval of a Company
            Acquisition Proposal, or resolved to do any of the foregoing;

                 (ii)      the Company shall have breached
            Section 6.1 in any material respect, and Parent shall have been adversely affected thereby; or

                 (iii)     (A) there has been a breach by
            the Company of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section
            7.3(a) will not be satisfied at the Closing Date and (B) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 7.2(a) will not be satisfied at the Closing Date.

    5. Section 8.5(a) of the Agreement is hereby deleted and replaced in its entirety by the following:

            SECTION 8.5.   EFFECT OF TERMINATION.


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                   (a)     If this Agreement is terminated (i) by
            the Company or Parent pursuant to clause (i) or (ii) of Section 8.2 or clause (iii) of section 8.4 and (A)
            (1) in the case of a termination pursuant to clause
            (i) of Section 8.2 or clause (iii) of Section 8.4, such termination results from the breach by the Company in a material respect of any of its material agreements or covenants set forth in this Agreement and at the time of such breach, any person shall have made a Company Acquisition Proposal that had become public and then remained pending or shall have publicly announced and not withdrawn an intention (whether or not conditional) to make a Company Acquisition Proposal, or (2) in the case of a termination pursuant to clause (ii) of Section 8.2, at the time of the Shareholders' Meeting, any person shall have made a Company Acquisition
            Proposal that had become public and then remained pending or shall have publicly announced and not withdrawn an intention (whether or not conditional) to make a Company Acquisition Proposal, (B) Parent was not in material breach of this Agreement,
            (C) the condition set forth in Section 7.1(a) was not satisfied at the time of such termination,
            (D) the board of directors at no time withdrew, modified or changed, in any manner adverse to Parent, the board's approval or recommendation of the Merger or recommended approval of a Company Acquisition Proposal, or resolved to do any of the foregoing and
            (E) within 12 months after such termination the Company shall consummate or enter into a definitive agreement which is ultimately consummated with the proponent of such Company Acquisition Proposal or with another party pursuant to a proposal which is superior to such proposal, (ii) by the Company pursuant to clause (i) of Section 8.3 or (iii) by Parent pursuant to clause (i) or (ii) of Section 8.4; then, the Company shall pay Parent $70 million (the "Termination Amount") upon termination of this Agreement. All payments shall be made in cash by wire transfer to an account designated by Parent on
            (1) in the case of clause 8.5(a)(ii) the date of termination of this Agreement, (2) in the case of clause 8.5(a)(iii), the date which is the third business day following the date of termination of this Agreement if this Agreement is terminated by Parent, and (3) in the case of clause 8.5(a)(i), the date on which the Company Acquisition
            Proposal referred to in clause (E) thereof is consummated. The Company acknowledges that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this
            Section 8.5(a), and, in order to obtain such payment,

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            Parent commences a suit which results in a judgment
            against the Company for the payment set forth in this Section 8.5(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on such amount from the date payment was required to be made until the date such payment is actually made at the annual prime lending rate of Citigroup, N.A. in effect from time to time from the date such payment was required to be made, plus one percent (1%).

    6. Except as amended by this Amendment, the Original Agreement remains in full force and effect and all of the representations and warranties made in the Original Agreement are true and correct as of the date of the Original Agreement as if the Amendment had been in effect on such date.

    IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                DOMINION RESOURCES, INC.

                                By:   /s/ Thos. E. Capps
                                     ----------------------
                                     Name: Thos. E. Capps
                                     Title:  Chairman, President and
                                              Chief Executive Officer

                                CONSOLIDATED NATURAL GAS COMPANY

                                By:   /s/ Thos. E. Capps
                                     -----------------------
                                     Name:  Thos. E. Capps
                                     Title:  Chairman, President and
                                              Chief Executive Officer

                                LOUIS DREYFUS NATURAL GAS CORP.

                                By:   /s/ Mark E. Monroe
                                     -----------------------
                                     Name: Mark E. Monroe
                                     Title:  President and Chief
                                              Executive Officer